Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports 24% increase in net income

LANSING, Mich., March 21, 2017 — Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of fiscal 2017, which ended Feb. 28, increased 24% to $10,287,000, when compared to the prior year’s $8,311,000. Earnings per share in the current quarter were $0.27, compared to $0.22 a year ago. Current year-to-date net income increased 17% over prior year to $31,320,000, or $0.82 per share, compared to $26,707,000, or $0.71 per share, for the same period a year ago.

Revenues for the third quarter of fiscal 2017 increased 15% to $88,385,000, from the previous year’s third quarter revenues of $76,725,000. The quarterly revenue and net income results represent third quarter records for the 34-year-old company. Year to date fiscal 2017 revenues increased 14% to $262,747,000 from fiscal 2016’s $231,196,000.

“We are pleased to report another record third quarter for our 34-year-old company,” said James Herbert, Neogen’s chief executive officer and chairman. “This is especially noteworthy since international currency translations reduced both revenues and net income. However, we continue to grow in our mission-critical countries, regardless of the current currency environment, as they will be even more important to Neogen’s strategic plan in the years ahead.”

The third quarter was the 100th of the past 105 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 11 years.

“Our third quarter was yet another example of Neogen being there to meet the increased product needs of our customers,” said Richard Calk, Neogen’s president and chief operating officer. “In the quarter we continued to see increased sales of our diagnostic test kits as we responded to an outbreak of the mycotoxin DON in corn and wheat crops, and increased demand of allergen test kits due to continued food recalls regarding the detection of unlabeled food allergens. On the Animal Safety side, we’ve expanded our cleaner and disinfectant product offerings, and recorded a strong increase in sales of recently developed genomic products for the dairy industry.”

Gross margins were 46.3% in the third quarter, compared to 45.9% for fiscal 2016’s third quarter. Factors contributing to the change in gross margin included a favorable shift in product mix, partially offset by adverse currency translations. Operating income was $14.4 million, or 16.2% of sales, in the current quarter, compared to $11.3 million, or 14.7%, in the third quarter of the company’s 2016 fiscal year.

“We continue to solidify our balance sheet through our strong operating performance,” said Steve Quinlan, Neogen’s chief financial officer. “We are using cash generated internally to pursue our varied growth strategies, which include acquisitions and in-house development of new products and services.”

Overall organic growth for the company was 5% for the quarter.

In the current year third quarter, revenues for the company’s Food Safety segment increased 24% compared to the prior year, due to strength in a number of existing product lines, and to a lesser extent, recent acquisitions. Overall organic growth for the Food Safety segment was 12% for the quarter. The current third quarter Food Safety sales performance was led by a 29% increase in sales of Neogen’s rapid tests for natural toxins. Increased testing for the toxins continues to be driven by the 2016 bumper crop of corn in the U.S., Canada and Europe, which necessitated the storage of harvested corn in temporary, non-enclosed conditions conducive to the creation of the molds that create the toxins.

Sales of Neogen’s test kits to detect food allergens, such as gluten, milk and peanuts, increased 14% in the current third quarter. This increase was aided by increasing global food allergen regulatory efforts, and strong sales of Neogen’s product to simultaneously detect six tree nuts with one test. Sales of the company’s automated spoilage microorganism (e.g., yeast and mold) equipment and vials increased 12% in the current quarter compared to the prior year. These systems use disposable proprietary vials to detect microorganisms of particular importance to the food and nutraceutical industries in a fraction of time of traditional microbiological methods.

Revenues for the company’s Animal Safety segment increased 8% during the third quarter compared to the prior year, aided by the May 2016 Preserve acquisition. The company’s sales of rapid tests to detect drug residues in forensic samples rose 39% compared to the prior year quarter, due to a significant increase in sales of drug detection kits to commercial labs. Sales of small animal supplements decreased substantially in the current quarter, due to the market withdrawal of a canine product. Sales of Neogen’s rodenticides also decreased in the quarter, as a rodent outbreak in the Northwest U.S. in the prior year has subsided.

Revenues from Neogen’s worldwide animal genomics business increased 20% in the third quarter of fiscal 2017 compared to the prior year. This growth was primarily the result of increased testing capability gained through expansion of the company’s testing facilities in Scotland, development of popular new genomic testing products, and the acquisition of Brazil-based Deoxi in April 2016. The new products include genomic tests that offer commercial dairy producers essential information on the genetic potential of replacement dairy heifers.

Revenues from Neogen’s Scotland-based subsidiary increased 31% in British pounds for the third quarter of the 2017 fiscal year; the increase was reduced to 12% when translated to dollars. This growth was due to a substantial comparative increase in genomics revenues, and higher sales of mycotoxin test kits. Revenues from Neogen do Brasil increased 81% in the current quarter, primarily due to significant sales increases of forensic and diagnostic test kits and the real’s recovery against the dollar. Neogen’s subsidiary in China recorded a 68% quarter-over-quarter sales increase, and sales from the company’s operations in India and Canada increased significantly compared to the prior year quarter — albeit from small bases. Revenues from Neogen’s Mexican subsidiary declined 2% in U.S. dollars for the quarter compared to the prior year as the peso continued to devalue against the dollar. However, revenues rose 15% in pesos.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28/29		Nine months ended Feb. 28/29
	2017	2016	2017	2016
Revenue
Food Safety	$42,949	$34,710	$123,067	$106,706
Animal Safety	45,436	42,015	139,680	124,490

Total revenue	88,385	76,725	262,747	231,196
Cost of sales	47,505	41,529	137,797	119,985

Gross margin	40,880	35,196	124,950	111,211
Operating expenses
Sales & marketing	15,340	13,953	45,824	41,727
Administrative	8,548	7,538	25,094	21,081
Research & development	2,641	2,451	8,087	7,642

Total operating expenses	26,529	23,942	79,005	70,450

Operating income	14,351	11,254	45,945	40,761
Other income (expense)	1,376	385	1,788	(492)

Income before tax	15,727	11,639	47,733	40,269
Income tax	5,350	3,350	16,250	13,550

Net income	$10,377	$8,289	$31,483	$26,719
Net loss (income) attributable to non-controlling interest	$(90)	$22	$(163)	$(12)

Net income attributable to Neogen Corp	$10,287	$8,311	$31,320	$26,707
Net income attributable to Neogen Corp per diluted share	$0.27	$0.22	$0.82	$0.71
Other information:
Shares to calculate per share	38,534	37,958	38,371	37,858
Depreciation & amortization	$3,653	$3,149	$10,691	$8,829
Interest income	271	120	690	238
Gross margin (% of sales)	46.3%	45.9%	47.6%	48.1%
Operating income (% of sales)	16.2%	14.7%	17.5%	17.6%
Revenue increase vs. FY 2016	15.2%		13.6%
Net income vs. FY 2016	23.8%		17.3%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2017	2016
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$124,582	$107,796
Accounts receivable	67,367	67,652
Inventory	75,396	64,371
Other current assets	9,425	10,182

Total current assets	276,770	250,001
Property & equipment, net	60,975	54,683
Goodwill & other assets	169,553	147,031

Total assets	$507,298	$451,715
Liabilities & Equity
Current liabilities	$34,723	$28,598
Other long-term liabilities	20,919	18,956
Equity: Shares outstanding 38,119 in Feb. & 37,568 in May	451,656	404,161

Total liabilities & equity	$507,298	$451,715

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